Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND 2022 FULL YEAR
RUSTON, Louisiana (January 25, 2023) - Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $29.5 million, or $0.95 diluted earnings per share for the quarter ended December 31, 2022, compared to net income of $16.2 million, or $0.57 diluted earnings per share, for the quarter ended September 30, 2022, and compared to net income of $28.3 million, or $1.20 diluted earnings per share for the quarter ended December 31, 2021. Adjusted net income(1) for the quarter ended December 31, 2022, was $30.4 million, or $0.99 adjusted diluted earnings per share(1). Adjusted pre-tax, pre-provision ("adjusted PTPP")(1) earnings was $42.1 million.
Net income for the year ended December 31, 2022, was $87.7 million, reflecting diluted earnings per share for the year ended December 31, 2022, of $3.28 representing a decrease of $1.32, or 28.7%, from diluted earnings per share of $4.60 for the year ended December 31, 2021.
“As I look back on the past quarter and 2022 as a whole, I’m very pleased with where we are as a company and how we are operating from a position of strength,” said Drake Mills, chairman, president, and CEO of Origin Bancorp, Inc. “We showed positive financial results for the quarter and the year, bolstered our Texas franchise with the partnership with BTH, attracted high-quality bankers across our footprint, and significantly grew our loan portfolio while maintaining our conservative credit culture.”
(1) Adjusted net income, adjusted diluted earnings per share and adjusted PTPP earnings are non-GAAP financial measures, please see the last few pages of this document for a reconciliation of these alternative financial measures to their comparable GAAP measures.
Financial Highlights
•The fully tax-equivalent net interest margin (“NIM”) was 3.81% for the quarter ended December 31, 2022, reflecting a 13 basis point increase from the linked quarter and a 75 basis point increase from the quarter ended December 31, 2021. The fully tax-equivalent NIM, adjusted(1), which excludes the net purchase accounting accretion from the net interest income for the quarter ended December 31, 2022, was 3.73%, reflecting a 12 basis point increase from the linked quarter.
•Net interest income for the quarter ended December 31, 2022, was $84.7 million, reflecting a $6.2 million, or 7.9% increase, compared to the linked quarter, and a $30.6 million, or 56.4% increase, compared to the prior year quarter.
•The Company's annualized returns on average assets and average equity were 1.23% and 12.80%, respectively, for the quarter ended December 31, 2022, compared to 0.70% and 6.86%, respectively, for the linked quarter.
•Excluding mortgage warehouse lines of credit, total LHFI were $6.81 billion, reflecting an increase of $383.0 million, or 6.0%, compared to September 30, 2022.
•Provision for credit losses was a net expense of $4.6 million for the quarter ended December 31, 2022, compared to a net expense of $16.9 million for the linked quarter. The decrease was primarily due to the merger with BTH, which required a Day 1 Current Expected Credit Loss ("CECL") loan provision of $14.9 million during the linked quarter.
•The allowance for loan credit losses ("ALCL") to total LHFI, adjusted (2) was 1.28% at December 31, 2022, compared to 1.29% at September 30, 2022.
•Total nonperforming LHFI to total LHFI was 0.14% at December 31, 2022, compared to 0.20% at September 30, 2022, and 0.48% at December 31, 2021. The ALCL to nonperforming LHFI was 876.87% at December 31, 2022, compared to 594.11% and 259.35% at the linked quarter and prior year quarter ends, respectively.

(1) Fully tax equivalent NIM, adjusted, is a non-GAAP financial measure and is calculated by removing the net purchase accounting accretion from the net interest income.
(2) The ALCL to total LHFI, adjusted, is calculated at December 31, 2022, and September 30, 2022, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. For the periods prior to September 30, 2022, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the Payroll Protection Program ("PPP") and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL, and PPP loans are fully guaranteed by the Small Business Administration ("SBA").
Results of Operations for the Three Months Ended December 31, 2022
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended December 31, 2022, was $84.7 million, an increase of $6.2 million, or 7.9%, compared to the linked quarter. Purchase accounting accretion income on acquired loans was $1.7 million during the current quarter compared to $1.2 million during the linked quarter, with remaining purchase accounting net loan discounts totaling $2.2 million at December 31, 2022. Net purchase accounting accretion income on deposits and subordinated indebtedness totaled $244,000, bringing the total impact from purchase accounting treatment on net interest income to $1.9 million for the three months ended December 31, 2022, compared to $1.4 million for the linked quarter.
Excluding the net purchase accounting accretion, the $5.7 million increase in net interest income was mainly due to increases of $13.6 million and $6.0 million in interest income driven by an increase in market interest rates on interest-earning assets and increases in average interest-earning asset balances, respectively, during the current quarter. These increases were partially offset by a $13.1 million increase in interest expense due primarily to increased market interest rates paid on interest-bearing liabilities.
The table below presents the estimated loan and deposit accretion and subordinated indebtedness amortization schedule resulting from merger purchase accounting adjustments for the periods shown.

	Loan Accretion Income	Deposit Accretion Income	Subordinated Indebtedness Amortization Expense	Total Impact to Net Interest Income
3Q2022	$1,187	$238	$(10)	$1,415
4Q2022	1,653	259	(15)	1,897
Total actual realized net purchase accounting accretion	$2,840	$497	$(25)	$3,312
For the years ending (estimated):
2023	$2,023	$209	$(62)	$2,170
Thereafter	223	23	(706)	(460)
Total remaining net purchase accounting accretion at December 31, 2022	$2,246	$232	$(768)	$1,710
The increase in net interest income for the three-month period ended December 31, 2022, was the result of a $20.1 million increase in total interest income, partially offset by a $13.8 million increase in interest expense. Increases in interest rates drove a $13.9 million increase in total interest income, while increases in average interest-earning asset balances drove a $6.2 million increase in total interest income. The increase in interest expense was primarily due to rate increases, which drove an $11.6 million increase in interest expense on deposits and a $1.4 million increase in interest expense on FHLB advances and other borrowings.
The Federal Reserve Board sets various benchmark rates, including the Federal Funds rate, and thereby influences the general market rates of interest, including the loan and deposit rates offered by financial institutions. In early 2020, the Federal Reserve lowered the target rate range to 0.00% to 0.25%. These rates remained in effect throughout all of 2021. On March 17, 2022, the target rate range was increased to 0.25% to 0.50%, then subsequently increased six more times during 2022, with the most recent and current Federal Funds target rate range being set at December 14, 2022, to 4.25% to 4.50%. At December 31, 2022, the Federal Funds target rate range had increased 425 basis points on a year-to-date basis. In order to remain competitive as market interest rates increase, interest rates paid on deposits must also increase. Increases in interest rates contributed $11.8 million to the total increase in interest income earned on total LHFI, while interest rates increased our total deposit interest expense by $11.6 million during the current quarter compared to the linked quarter.

The yield on LHFI was 5.63% and 4.94% for the three months ended December 31, 2022, and September 30, 2022, respectively, and average LHFI balances increased to $6.97 billion for the quarter ended December 31, 2022, compared to $6.39 billion for the linked quarter. The yield on LHFI, excluding the purchase accounting accretion, was 5.53% for the quarter ended December 31, 2022, compared to 4.86% for the linked quarter. The yield on total investment securities was 2.34% for the three months ended December 31, 2022, compared to 2.12% for the linked quarter. Additionally, the rate on interest-bearing deposits increased to 1.54% for the quarter ended December 31, 2022, compared to 0.64% for the quarter ended September 30, 2022, and average interest-bearing deposit balances increased to $5.12 billion from $4.83 billion for the linked quarter. Average balances of subordinated indebtedness also increased to $201.7 million for the quarter ended December 31, 2022, compared to $186.8 million for the linked quarter due to subordinated indebtedness assumed in the BTH merger in August 2022, and reflected a rate of 4.95% for the current quarter compared to 4.81% for the linked quarter.
The fully tax-equivalent NIM was 3.81% for the quarter ended December 31, 2022, a 13 and a 75 basis point increase compared to the linked quarter and the prior year quarter, respectively. The yield earned on interest-earning assets for the quarter ended December 31, 2022, was 4.96%, an increase of 73 and 161 basis points compared to the linked quarter and the prior year quarter, respectively. The rate paid on total deposits for the quarter ended December 31, 2022, was 1.02%, representing a 61 and an 83 basis point increase compared to the linked quarter and the prior year quarter. The rate paid on subordinated indebtedness also increased to 4.95%, reflecting a 14 and a 33 basis point increase compared to the linked quarter and prior year quarter, respectively. The net increase in accretion income due to the BTH merger increased the fully tax-equivalent NIM by approximately eight basis points and seven basis points, respectively, during the current quarter and the linked quarter.
Credit Quality
The table below includes key credit quality information:

	At and For the Three Months Ended			$ Change	% Change
(Dollars in thousands, unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	Linked Quarter	Linked Quarter
Past due LHFI	$10,932	$10,866	$25,615	$66	0.6%
ALCL	87,161	83,359	64,586	3,802	4.6
Classified loans	74,203	69,781	69,372	4,422	6.3
Total nonperforming LHFI	9,940	14,031	24,903	(4,091)	(29.2)
Provision for credit losses	4,624	16,942	(2,647)	(12,318)	(72.7)
Net charge-offs	180	1,078	2,693	(898)	(83.3)
Credit quality ratios(1):
ALCL to nonperforming LHFI	876.87%	594.11%	259.35%	N/A	28276 bp
ALCL to total LHFI	1.23	1.21	1.23	N/A	2 bp
ALCL to total LHFI, adjusted(2)	1.28	1.29	1.43	N/A	-1 bp
Nonperforming LHFI to LHFI	0.14	0.20	0.48	N/A	-6 bp
Net charge-offs to total average LHFI (annualized)	0.01	0.07	0.21	N/A	-6 bp
___________________________
(1)Please see the Loan Data schedule at the back of this document for additional information.
(2)The ALCL to total LHFI, adjusted, is calculated at December 31, 2022, and September 30, 2022, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. For the periods prior to September 30, 2022, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the PPP and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL, and PPP loans are fully guaranteed by the SBA.
The Company recorded a credit loss provision of $4.6 million during the quarter ended December 31, 2022, compared to a credit loss provision of $16.9 million recorded during the linked quarter. The decrease is primarily due to a $14.9 million Day 1 CECL loan provision recorded during the quarter ended September 30, 2022, for the merger with BTH.

Overall, most credit metrics improved at December 31, 2022, when compared to the linked quarter. The ALCL to nonperforming LHFI increased to 876.9% at December 31, 2022, compared to 594.1% at September 30, 2022, driven by the $3.8 million increase in the Company’s ALCL for the quarter and a $4.1 million decrease in nonperforming LHFI. Quarterly net charge-offs decreased to $180,000 from $1.1 million for the linked quarter, primarily due to a $1.8 million recovery on a commercial and industrial loan during the current quarter. Net charge-offs to total average LHFI (annualized) decreased to 0.01% for the quarter ending December 31, 2022, compared to 0.07% for the quarter ending September 30, 2022. Classified loans increased $4.4 million at December 31, 2022, compared to the linked quarter, and represented 1.05% of LHFI, at December 31, 2022, compared to 1.01% at September 30, 2022. The ALCL to total LHFI increased to 1.23% at December 31, 2022, compared to 1.21% at September 30, 2022.
Noninterest Income
Noninterest income for the quarter ended December 31, 2022, was $13.4 million, a decrease of $294,000, or 2.1%, from the linked quarter. The decrease from the linked quarter was primarily driven by decreases of $1.7 million and $612,000 on the gain on sales of securities, net and insurance commission and fee income, respectively, offset by an increase of $2.1 million in mortgage banking revenue.
The gain on sales of securities, net, decreased $1.7 million when compared to the quarter ended September 30, 2022, due to the sale of primarily legacy BTH securities during the quarter ended September 30, 2022, as a result of investment strategy and liquidity management, while no sale transactions occurred during the current quarter. The $612,000 decrease in insurance commission and fee income was caused by the seasonality of policy renewals.
The $2.1 million increase in mortgage banking revenue compared to the linked quarter was primarily due to a $2.0 million impairment of the GNMA MSR portfolio recognized during the quarter ended September 30, 2022, without a similar sale occurring during the current quarter. During the quarter ended December 31, 2022, the Company entered into a contract to transfer the servicing of these GNMA loans to a third party, the unpaid principal balance of these loans were approximately $453.3 million at December 31, 2022. The sale of the MSR portfolio on these loans is expected to settle in the first quarter of 2023, with no significant gain or loss expected at settlement.
Noninterest Expense
Noninterest expense for the quarter ended December 31, 2022, was $57.3 million, an increase of $1.0 million compared to the linked quarter. The increase from the linked quarter was primarily driven by increases of $1.5 million, $682,000, $464,000, $365,000 and $309,000 in salaries and employee benefits, intangible asset amortization, occupancy and equipment, net, regulatory assessments and advertising and marketing expenses, respectively. The total increase was partially offset by decreases of $2.4 million and $432,000 in merger-related expense and other noninterest expense, respectively.
The $1.5 million increase in salaries and employee benefits expense was primarily driven by a $1.0 million increase related to an additional month of BTH expenses. The remaining increase was driven by an additional incentive accrual recorded during the current quarter due to exceeding performance metrics during the period.
The $682,000 increase in intangible asset amortization expense was due to the additional month of expense in the current quarter due to the timing of closing of the BTH merger.
The $464,000 increase in occupancy and equipment, net expense was primarily driven by a $357,000 increase in contractual rent expense due to the timing of the closing of the merger and one new banking center location.
The $365,000 increase in regulatory assessments expense was due to a change in the assessment rate during the quarter ended September 30, 2022, as well as growth in average assets primarily due to the BTH merger.
The $309,000 increase in advertising and marketing expenses was due to expenses associated with marketing campaigns.
Merger-related expenses declined $2.4 million compared to the quarter ended September 30, 2022, primarily due to $2.8 million in professional services fees incurred during the quarter ended September 30, 2022.
The $432,000 decrease in other noninterest expense was mainly due to system integration savings realized in conjunction with the BTH merger.

Income Taxes
The effective tax rate was 18.8% during the quarter ended December 31, 2022, compared to 14.8% during the linked quarter and 14.6% during the quarter ended December 31, 2021. The effective tax rate for the quarter ended September 30, 2022, was lower due to tax-exempt items and credits having a larger than proportional effect on the Company's effective income tax rate as income before taxes decreases. Merger expenses incurred during the quarter ended September 30, 2022, caused the income before income taxes to be lower compared to the current quarter and the quarter ended December 31, 2021.
The effective tax rate for the quarter ended December 31, 2021, was lower compared to the effective tax rate for the quarter ended December 31, 2022, primarily due to the tax impact of the exercise of stock options and vesting of stock awards during the quarter ended December 31, 2021.
Financial Condition
Loans
•Total LHFI at December 31, 2022, were $7.09 billion, an increase of $207.3 million, or 3.0%, from $6.88 billion at September 30, 2022, and an increase of $1.86 billion, or 35.5%, compared to December 31, 2021.
•Total real estate loans were $4.73 billion at December 31, 2022, an increase of $301.0 million, or 6.8%, from the linked quarter. Mortgage warehouse lines of credit totaled $284.9 million at December 31, 2022, a decrease of $175.7 million, or 38.1%, compared to the linked quarter.
•The largest contributor to the increase in LHFI was commercial real estate which increased $130.3 million, or 6.0%, compared to the linked quarter.

Securities
•Total securities at December 31, 2022, were $1.66 billion, a decrease of $30.7 million, or 1.8%, compared to the linked quarter and an increase of $124.1 million, or 8.1%, compared to December 31, 2021.
•The decrease was due to maturities, scheduled principal payments, and calls; there were no security sales during the current quarter.
•Accumulated other comprehensive loss, net of taxes, associated with the AFS portfolio improved by $15.4 million during the quarter ended December 31, 2022.
•The total securities portfolio effective duration was 5.1 years as of December 31, 2022, compared to 5.2 years as of September 30, 2022.

Deposits
•Total deposits at December 31, 2022, were $7.78 billion, a decrease of $1.6 million compared to the linked quarter, and represented an increase of $1.21 billion, or 18.3%, from December 31, 2021.
•For the quarters ended December 31, 2022, and December 31, 2021, average noninterest-bearing deposits as a percentage of total average deposits were 33.6%, compared to 34.9% for the quarter ended September 30, 2022.

Borrowings
•FHLB advances and other borrowings at December 31, 2022, were $639.2 million, an increase of $188.8 million, or 41.9%, compared to the linked quarter and represented an increase of $329.4 million, or 106.3%, from December 31, 2021.
•Average FHLB advances were $511.9 million for the quarter ended December 31, 2022, a decrease of $12.0 million from $523.9 million for the quarter ended September 30, 2022.

Stockholders’ Equity
•Stockholders’ equity was $949.9 million at December 31, 2022, an increase of $42.9 million, or 4.7%, compared to $907.0 million at September 30, 2022, and an increase of $219.7 million, compared to $730.2 million, or 30.1%, at December 31, 2021.
•The increase in stockholders’ equity from the linked quarter is primarily due to net income of $29.5 million and an increase in other comprehensive income, net of tax, of $15.4 million retained during the current quarter.
•The increase from December 31, 2021, is primarily associated with the BTH merger, which drove a $306.3 million increase in stockholders' equity and net income retained during the year ended December 31, 2022, partially offset by other comprehensive loss, net of tax and dividends declared during the year.

Conference Call
Origin will hold a conference call to discuss its fourth quarter and 2022 full year results on Thursday, January 26, 2023, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial +1 (929) 272-1574 (U.S. Local / International); +1 (800) 528-1066 (U.S. Toll Free), enter Conference ID: 83933 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the investor relations, News & Events, Events & Presentations link or directly by visiting https://dealroadshow.com/e/ORIGINQ422.

If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates 59 banking centers located from Dallas/Fort Worth, East Texas and Houston, across North Louisiana and into Mississippi. For more information, visit www.origin.bank.
Non-GAAP Financial Measures
Origin reports its results in accordance with United States generally accepted accounting principles ("GAAP"). However, management believes that certain supplemental non-GAAP financial measures used in managing its business may provide meaningful information to investors about underlying trends in its business. Management uses these non-GAAP measures to evaluate the Company's operating performance and believes that these non-GAAP measures provide information that is important to investors and that is useful in understanding Origin's results of operations. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Origin's reported results prepared in accordance with GAAP. The following are the non-GAAP measures used in this release: adjusted net income, adjusted PTPP earnings, adjusted diluted EPS, NIM- FTE, adjusted, adjusted ROAA, adjusted PTPP ROAA, adjusted ROAE, adjusted PTPP ROAE, tangible book value per common share, adjusted tangible book value per common share, ROATCE and adjusted ROATCE and core efficiency ratio.
Please see the last few pages of this release for reconciliations of non-GAAP measures to the most directly comparable financial measures calculated in accordance with GAAP.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin’s future financial performance, business and growth strategy, projected plans and objectives, and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding and efforts to respond to the COVID-19 pandemic and changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the impact of current and future economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers and changes to customer and client behavior as a result of the foregoing, deterioration of Origin’s asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin’s loans; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; Origin’s ability to anticipate interest rate changes and manage interest rate risk, (including the impact of higher interest rates on macroeconomic conditions, competition, and the cost of doing business); the effectiveness of Origin’s risk management framework and quantitative models; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; the impact of supply-chain disruptions and labor pressures; changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin’s loan portfolio; changes in laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations; periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, or uncertainties surrounding the debt ceiling and the federal budget; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities, and tax matters; Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin’s non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the transition away from the London Interbank Offered Rate and the impact of any replacement alternatives such as the Secured Overnight Financing Rate on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities (including the impacts related to or resulting from Russia's military action in Ukraine, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments), regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form

10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Furthermore, many of these risks and uncertainties are currently amplified by, may continue to be amplified by, or may, in the future, be amplified by the COVID-19 pandemic and the impact of varying governmental responses that affect Origin's customers and the economies where they operate. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$84,749	$78,523	$59,504	$52,502	$54,180
Provision for credit losses	4,624	16,942	3,452	(327)	(2,647)
Noninterest income	13,429	13,723	14,216	15,906	16,701
Noninterest expense	57,254	56,241	44,150	42,774	40,346
Income before income tax expense	36,300	19,063	26,118	25,961	33,182
Income tax expense	6,822	2,820	4,807	5,278	4,860
Net income	$29,478	$16,243	$21,311	$20,683	$28,322
Adjusted net income(1)	$30,409	$31,087	$21,949	$21,134	$24,144
Adjusted PTPP earnings ("Adjusted PTPP")(1)	42,103	39,905	30,377	26,205	25,258
Basic earnings per common share	0.96	0.57	0.90	0.87	1.21
Diluted earnings per common share	0.95	0.57	0.90	0.87	1.20
Adjusted diluted earnings per common share(1)	0.99	1.09	0.92	0.89	1.02
Dividends declared per common share	0.15	0.15	0.15	0.13	0.13
Weighted average common shares outstanding - basic	30,674,389	28,298,984	23,740,611	23,700,550	23,484,056
Weighted average common shares outstanding - diluted	30,867,511	28,481,619	23,788,164	23,770,791	23,609,874

Balance sheet data
Total LHFI	$7,090,022	$6,882,681	$5,528,093	$5,194,406	$5,231,331
Total assets	9,686,067	9,462,639	8,111,524	8,112,295	7,861,285
Total deposits	7,775,702	7,777,327	6,303,158	6,767,179	6,570,693
Total stockholders’ equity	949,943	907,024	646,373	676,865	730,211

Performance metrics and capital ratios
Yield on LHFI	5.63%	4.94%	4.26%	4.08%	4.11%
Yield on interest-earnings assets	4.96	4.23	3.53	3.13	3.35
Cost of interest-bearing deposits	1.54	0.64	0.29	0.26	0.28
Cost of total deposits	1.02	0.41	0.19	0.17	0.19
NIM - fully tax equivalent ("FTE")	3.81	3.68	3.23	2.86	3.06
NIM - FTE, adjusted(2)	3.73	3.61	3.20	2.76	2.92
Return on average assets (annualized) ("ROAA")	1.23	0.70	1.08	1.04	1.49
Adjusted ROAA (annualized)(1)	1.27	1.34	1.11	1.07	1.27
Adjusted PTPP ROAA (annualized)(1)	1.75	1.72	1.53	1.32	1.33
Return on average stockholders’ equity (annualized) ("ROAE")	12.80	6.86	12.81	11.61	15.70
Adjusted ROAE (annualized)(1)	13.20	13.14	13.19	11.86	13.39
Adjusted PTPP ROAE (annualized)(1)	18.28	16.86	18.26	14.71	14.00
Book value per common share(3)	$30.90	$29.58	$27.15	$28.50	$30.75
Tangible book value per common share (1)(3)	25.09	23.41	25.05	26.37	28.59
Adjusted tangible book value per common share(1)	30.29	29.13	29.92	29.15	28.35
Return on average tangible common equity ("ROATCE")(1)	16.00%	8.03%	13.86%	12.49%	16.39%
Adjusted return on average tangible common equity ("adjusted ROATCE")(1)	16.50	15.38	14.27	12.77	13.98
Efficiency ratio(4)	58.32	60.97	59.89	62.53	56.92
Core efficiency ratio(1)	53.06	52.16	54.10	58.93	57.27

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

	(Dollars in thousands, except per share amounts, unaudited)
Common equity tier 1 to risk-weighted assets(5)	10.93%	10.51%	10.81%	11.20%	11.20%
Tier 1 capital to risk-weighted assets(5)	11.12	10.70	10.95	11.35	11.36
Total capital to risk-weighted assets(5)	14.23	13.79	14.09	14.64	14.77
Tier 1 leverage ratio(5)	9.66	9.63	9.09	8.84	9.20
__________________________

(1)Adjusted net income, adjusted PTPP earnings, adjusted diluted earnings per common share, adjusted ROAA, adjusted PTPP ROAA, adjusted ROAE, adjusted PTPP ROAE, tangible book value per common share, adjusted tangible book value per common share, ROATCE, adjusted ROATCE and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their comparable GAAP measures, please see the last few pages of this release.
(2)NIM - FTE, adjusted, is a non-GAAP financial measure and is calculated for the quarters ended December 31, 2022, and September 30, 2022, by removing the net purchase accounting accretion from the net interest income. For periods prior to September 30, 2022, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)A decline in accumulated other comprehensive loss during the year ended December 31, 2022, negatively impacted total stockholders' equity, tangible common equity, book value and tangible book value per common share primarily due to the steepening of the short end of the yield curve that occurred during the first three quarters of 2022 and its impact on our investment portfolio.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(5)December 31, 2022, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Year-to-Date Financial Data

	Year Ended December 31,
(Dollars in thousands, except per share amounts)	2022	2021

Income statement and share amounts	(Unaudited)
Net interest income	$275,278	$216,252
Provision for credit losses	24,691	(10,765)
Noninterest income	57,274	62,193
Noninterest expense	200,419	156,779
Income before income tax expense	107,442	132,431
Income tax expense	19,727	23,885
Net income	$87,715	$108,546
Adjusted net income(1)	$104,579	$103,047
Adjusted PTPP earnings(1)	138,590	114,705
Basic earnings per common share(2)	3.29	4.63
Diluted earnings per common share(2)	3.28	4.60
Adjusted diluted earnings per common share(1)	3.91	4.36
Dividends declared per common share	0.58	0.49
Weighted average common shares outstanding - basic	26,627,476	23,431,504
Weighted average common shares outstanding - diluted	26,760,592	23,608,586

Performance metrics
Yield on LHFI	4.81%	4.05%
Yield on interest-earning assets	4.02	3.42
Cost of interest-bearing deposits	0.72	0.32
Cost of total deposits	0.47	0.22
NIM, FTE	3.42	3.10
NIM - FTE, adjusted(3)	3.38	3.01
ROAA	1.01	1.45
Adjusted ROAA(1)	1.20	1.38
Adjusted PTPP ROAA(1)	1.60	1.54
ROAE	10.81	15.79
Adjusted ROAE(1)	12.89	14.99
Adjusted PTPP ROAE(1)	17.08	16.68
ROATCE(1)	12.43	16.51
Adjusted ROATCE(1)	14.82	15.67
Efficiency ratio(4)	60.27	56.31
Core efficiency ratio(1)	54.16	52.87
____________________________
(1)Adjusted net income, adjusted PTPP earnings, adjusted diluted earnings per common share, adjusted ROAA, adjusted PTPP ROAA, adjusted ROAE, adjusted PTPP ROAE, ROATCE, adjusted ROATCE and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their comparable GAAP measures, please see the last few pages of this release.
(2)Due to the combined impact of the issuance of common stock shares due to the BTH merger on the quarterly average common shares outstanding calculation compared to the impact of the issuance of common stock shares due to the BTH merger on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the quarterly earnings per common share may not equal the year-to-date earnings per common share amount.
(3)NIM - FTE, adjusted, is a non-GAAP financial measure and is calculated for the year ended December 31, 2022, by removing the net purchase accounting accretion from the net interest income. For the year ended December 31, 2021, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$99,178	$79,803	$55,986	$51,183	$53,260
Investment securities-taxable	7,765	7,801	7,116	5,113	4,691
Investment securities-nontaxable	2,128	2,151	1,493	1,400	1,493
Interest and dividend income on assets held in other financial institutions	2,225	1,482	1,193	587	686
Total interest and dividend income	111,296	91,237	65,788	58,283	60,130
Interest expense
Interest-bearing deposits	19,820	7,734	3,069	2,886	2,957
FHLB advances and other borrowings	4,208	2,717	1,392	1,094	1,161
Subordinated indebtedness	2,519	2,263	1,823	1,801	1,832
Total interest expense	26,547	12,714	6,284	5,781	5,950
Net interest income	84,749	78,523	59,504	52,502	54,180
Provision for credit losses	4,624	16,942	3,452	(327)	(2,647)
Net interest income after provision for credit losses	80,125	61,581	56,052	52,829	56,827
Noninterest income
Service charges and fees	4,663	4,734	4,274	3,998	3,994
Insurance commission and fee income	5,054	5,666	5,693	6,456	2,826
Mortgage banking (loss) revenue	1,201	(929)	2,354	4,096	2,857
Other fee income	1,132	1,162	638	598	702
Gain on sales of securities, net	—	1,664	—	—	75
Gain (loss) on sales and disposals of other assets, net	34	70	(279)	—	(97)
Limited partnership investment income (loss)	(230)	112	282	(363)	50
Swap fee income (loss)	292	25	1	139	(285)
Other income	1,283	1,219	1,253	982	6,579
Total noninterest income	13,429	13,723	14,216	15,906	16,701
Noninterest expense
Salaries and employee benefits	33,339	31,834	27,310	26,488	24,718
Occupancy and equipment, net	5,863	5,399	4,514	4,427	4,306
Data processing	2,868	2,689	2,413	2,486	2,302
Office and operations	2,277	2,121	2,162	1,560	1,849
Loan related expenses	1,676	1,599	1,517	1,305	1,880
Professional services	1,145	1,188	420	1,060	923
Electronic banking	1,058	1,087	896	917	616
Advertising and marketing	1,505	1,196	859	871	1,147
Franchise tax expense	1,017	957	838	770	692
Regulatory assessments	1,242	877	802	626	526
Intangible asset amortization	2,554	1,872	525	537	194
Communications	434	279	252	281	286
Merger-related expense	1,179	3,614	807	571	—
Other expenses	1,097	1,529	835	875	907
Total noninterest expense	57,254	56,241	44,150	42,774	40,346
Income before income tax expense	36,300	19,063	26,118	25,961	33,182
Income tax expense	6,822	2,820	4,807	5,278	4,860
Net income	$29,478	$16,243	$21,311	$20,683	$28,322
Basic earnings per common share	$0.96	$0.57	$0.90	$0.87	$1.21
Diluted earnings per common share	0.95	0.57	0.90	0.87	1.20

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Assets	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$150,180	$118,505	$123,499	$129,825	$133,334
Interest-bearing deposits in banks	208,792	181,965	200,421	454,619	572,284
Total cash and cash equivalents	358,972	300,470	323,920	584,444	705,618
Securities:
AFS	1,641,484	1,672,170	1,804,370	1,905,687	1,504,728
Held to maturity, net of allowance for credit losses	11,275	11,285	4,288	4,831	22,767
Securities carried at fair value through income	6,368	6,347	6,630	7,058	7,497
Total securities	1,659,127	1,689,802	1,815,288	1,917,576	1,534,992
Non-marketable equity securities held in other financial institutions	67,378	53,899	76,822	45,242	45,192
Loans held for sale	49,957	59,714	62,493	80,295	80,387
Loans	7,090,022	6,882,681	5,528,093	5,194,406	5,231,331
Less: ALCL	87,161	83,359	63,123	62,173	64,586
Loans, net of ALCL	7,002,861	6,799,322	5,464,970	5,132,233	5,166,745
Premises and equipment, net	100,201	99,291	81,950	80,421	80,691
Mortgage servicing rights	20,824	21,654	22,127	21,187	16,220
Cash surrender value of bank-owned life insurance	39,040	38,885	38,742	38,547	38,352
Goodwill	128,679	136,793	34,153	34,153	34,368
Other intangible assets, net	49,829	52,384	15,900	16,425	16,962
Accrued interest receivable and other assets	209,199	210,425	175,159	161,772	141,758
Total assets	$9,686,067	$9,462,639	$8,111,524	$8,112,295	$7,861,285
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,482,475	$2,667,489	$2,214,919	$2,295,682	$2,163,507
Interest-bearing deposits	4,505,940	4,361,423	3,598,417	3,947,714	3,864,058
Time deposits	787,287	748,415	489,822	523,783	543,128
Total deposits	7,775,702	7,777,327	6,303,158	6,767,179	6,570,693
FHLB advances and other borrowings	639,230	450,456	894,581	305,560	309,801
Subordinated indebtedness	201,765	201,687	157,540	157,478	157,417
Accrued expenses and other liabilities	119,427	126,145	109,872	205,213	93,163
Total liabilities	8,736,124	8,555,615	7,465,151	7,435,430	7,131,074
Stockholders’ equity:
Common stock	153,733	153,309	119,038	118,744	118,733
Additional paid-in capital	520,669	518,376	244,368	242,789	242,114
Retained earnings	435,416	410,572	398,946	381,222	363,635
Accumulated other comprehensive (loss) income	(159,875)	(175,233)	(115,979)	(65,890)	5,729
Total stockholders’ equity	949,943	907,024	646,373	676,865	730,211
Total liabilities and stockholders’ equity	$9,686,067	$9,462,639	$8,111,524	$8,112,295	$7,861,285

Origin Bancorp, Inc.
Loan Data

	At and For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

LHFI	(Dollars in thousands, unaudited)
Commercial real estate	$2,304,678	$2,174,347	$1,909,054	$1,801,382	$1,693,512
Construction/land/land development	945,625	853,311	635,556	593,350	530,083
Residential real estate	1,477,538	1,399,182	1,005,623	922,054	909,739
Total real estate loans	4,727,841	4,426,840	3,550,233	3,316,786	3,133,334
Commercial and industrial	2,051,161	1,967,037	1,430,239	1,358,597	1,454,235
Mortgage warehouse lines of credit	284,867	460,573	531,888	503,249	627,078
Consumer	26,153	28,231	15,733	15,774	16,684
Total LHFI	7,090,022	6,882,681	5,528,093	5,194,406	5,231,331
Less: allowance for loan credit losses ("ALCL")	87,161	83,359	63,123	62,173	64,586
LHFI, net	$7,002,861	$6,799,322	$5,464,970	$5,132,233	$5,166,745

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$526	$431	$224	$233	$512
Construction/land/land development	270	366	373	256	338
Residential real estate	7,712	7,641	7,478	11,609	11,647
Commercial and industrial	1,383	5,134	5,930	8,987	12,306
Mortgage warehouse lines of credit	—	385	—	—	—
Consumer	49	74	80	96	100
Total nonperforming LHFI	9,940	14,031	14,085	21,181	24,903
Nonperforming loans held for sale	3,933	2,698	2,461	2,698	1,754
Total nonperforming loans	13,873	16,729	16,546	23,879	26,657
Repossessed assets	806	1,781	2,009	1,703	1,860
Total nonperforming assets	$14,679	$18,510	$18,555	$25,582	$28,517
Classified assets	$75,009	$71,562	$54,124	$72,082	$71,232
Past due LHFI(1)	10,932	10,866	7,186	21,753	25,615

Allowance for loan credit losses
Balance at beginning of period	$83,359	$63,123	$62,173	$64,586	$69,947
Provision for loan credit losses	3,982	15,787	2,503	(659)	(2,668)
ALCL - BTH merger	—	5,527	—	—	—
Loans charged off	2,537	1,628	2,192	2,402	3,162
Loan recoveries	2,357	550	639	648	469
Net charge-offs	180	1,078	1,553	1,754	2,693
Balance at end of period	$87,161	$83,359	$63,123	$62,173	$64,586

Origin Bancorp, Inc.
Loan Data - Continued

	At and For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Credit quality ratios	(Dollars in thousands, unaudited)
Total nonperforming assets to total assets	0.15%	0.20%	0.23%	0.32%	0.36%
Total nonperforming loans to total loans	0.19	0.24	0.30	0.45	0.50
Nonperforming LHFI to LHFI	0.14	0.20	0.25	0.41	0.48
Past due LHFI to LHFI	0.15	0.16	0.13	0.42	0.49
ALCL to nonperforming LHFI	876.87	594.11	448.16	293.53	259.35
ALCL to total LHFI	1.23	1.21	1.14	1.20	1.23
ALCL to total LHFI, adjusted(2)	1.28	1.29	1.25	1.33	1.43
Net charge-offs to total average LHFI (annualized)	0.01	0.07	0.12	0.14	0.21
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due.
(2)The ALCL to total LHFI, adjusted is calculated at December 31, 2022 and September 30, 2022, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. For the periods prior to September 30, 2022, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the PPP and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL and PPP loans are fully guaranteed by the SBA.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three Months Ended
	December 31, 2022		September 30, 2022		December 31, 2021
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$2,205,219	5.07%	$2,046,411	4.64%	$1,612,078	4.10%
Construction/land/land development	916,697	6.01	760,682	5.20	528,172	4.21
Residential real estate	1,442,281	4.57	1,249,746	4.36	909,778	3.88
Commercial and industrial ("C&I")	2,053,473	6.74	1,816,912	5.64	1,438,726	4.37
Mortgage warehouse lines of credit	322,658	5.75	491,584	4.53	577,835	3.70
Consumer	26,924	8.18	24,137	6.80	16,572	5.74
LHFI	6,967,252	5.63	6,389,472	4.94	5,083,161	4.11
Loans held for sale	28,842	5.39	29,927	4.12	47,352	5.20
Loans receivable	6,996,094	5.62	6,419,399	4.93	5,130,513	4.12
Investment securities-taxable	1,421,839	2.17	1,547,848	2.00	1,239,648	1.50
Investment securities-nontaxable	253,073	3.34	317,175	2.69	265,261	2.23
Non-marketable equity securities held in other financial institutions	63,321	3.68	73,819	2.10	45,153	4.16
Interest-bearing balances due from banks	175,138	3.71	206,781	2.09	442,060	0.19
Total interest-earning assets	8,909,465	4.96	8,565,022	4.23	7,122,635	3.35
Noninterest-earning assets(1)	621,078		637,399		436,935
Total assets	$9,530,543		$9,202,421		$7,559,570

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$4,362,915	1.59%	$4,157,092	0.66%	$3,616,101	0.23%
Time deposits	753,526	1.22	669,900	0.51	561,990	0.59
Total interest-bearing deposits	5,116,441	1.54	4,826,992	0.64	4,178,091	0.28
FHLB advances and other borrowings	552,903	3.02	538,020	2.00	267,737	1.72
Subordinated indebtedness	201,731	4.95	186,803	4.81	157,395	4.62
Total interest-bearing liabilities	5,871,075	1.79	5,551,815	0.91	4,603,223	0.51
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,593,321		2,582,500		2,110,816
Other liabilities(1)	152,297		129,354		129,917
Total liabilities	8,616,693		8,263,669		6,843,956
Stockholders’ Equity	913,850		938,752		715,614
Total liabilities and stockholders’ equity	$9,530,543		$9,202,421		$7,559,570
Net interest spread		3.17%		3.32%		2.84%
NIM		3.77		3.64		3.02
NIM - (FTE)(2)		3.81		3.68		3.06
NIM - FTE, adjusted(3)		3.73		3.61		2.92
____________________________
(1)Includes Government National Mortgage Association (“GNMA”) repurchase average balances of $25.9 million, $29.1 million, and $45.2 million for the three months ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)NIM - FTE, adjusted, is calculated for the quarters ended December 31, 2022 and September 30, 2022, by removing the net purchase accounting accretion from the net interest income. For periods prior to September 30, 2022, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

	(Dollars in thousands, except per share amounts, unaudited)
Calculation of adjusted net income:
Net interest income after provision for credit losses	$80,125	$61,581	$56,052	$52,829	$56,827
Add: CECL provision for non-PCD loans	—	14,890	—	—	—
Adjusted net interest income after provision for credit losses	80,125	76,471	56,052	52,829	56,827

Total noninterest income	13,429	13,723	14,216	15,906	16,701
Less: GNMA MSR impairment	—	(1,950)	—	—	—
Less: gain on sales of securities, net	—	1,664	—	—	75
Less: gain on fair value of the Lincoln Agency	—	—	—	—	5,213
Adjusted total noninterest income	13,429	14,009	14,216	15,906	11,413

Total noninterest expense	57,254	56,241	44,150	42,774	40,346
Less: merger-related expenses	1,179	3,614	807	571	—
Adjusted total noninterest expense	56,075	52,627	43,343	42,203	40,346

Income tax expense	6,822	2,820	4,807	5,278	4,860
Add: income tax expense on adjustment items	248	3,946	169	120	(1,110)
Adjusted income tax expense	7,070	6,766	4,976	5,398	3,750

Net income	$29,478	$16,243	$21,311	$20,683	$28,322
Adjusted net income	$30,409	$31,087	$21,949	$21,134	$24,144

Calculation of adjusted PTPP earnings:
Provision for credit losses	$4,624	$16,942	$3,452	$(327)	$(2,647)
Less: CECL provision for non-PCD loans	—	14,890	—	—	—
Adjusted provision for credit losses	$4,624	$2,052	$3,452	$(327)	$(2,647)

Adjusted net income	$30,409	$31,087	$21,949	$21,134	$24,155
Plus: adjusted provision for credit losses	4,624	2,052	3,452	(327)	(2,647)
Plus: adjusted income tax expense	7,070	6,766	4,976	5,398	3,750
Adjusted PTPP Earnings	$42,103	$39,905	$30,377	$26,205	$25,258

Calculation of adjusted dilutive EPS:
Numerator:
Adjusted net income	$30,409	$31,087	$21,949	$21,134	$24,144
Denominator:
Weighted average diluted common shares outstanding	30,867,511	28,481,619	23,788,164	23,770,791	23,609,874

Diluted earnings per share	$0.95	$0.57	$0.90	$0.87	$1.20
Adjusted diluted earnings per share	0.99	1.09	0.92	0.89	1.02

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

	(Dollars in thousands, except per share amounts, unaudited)
Calculation of adjusted ROAA and adjusted ROAE:
Adjusted net income	$30,409	$31,087	$21,949	$21,134	$24,144
Divided by number of days in the quarter	92	92	91	90	92
Multiplied by number of days in the year	365	365	365	365	365
Annualized adjusted net income	120,644	123,334	88,037	85,710	95,789
Divided by total average assets	9,530,543	9,202,421	7,944,720	8,045,246	7,559,570
ROAA (annualized)	1.23%	0.70%	1.08%	1.04%	1.49%
Adjusted ROAA (annualized)	1.27	1.34	1.11	1.07	1.27

Divided by total average stockholders' equity	$913,850	$938,752	$667,323	$722,504	$715,614
ROAE (annualized)	12.80%	6.86%	12.81%	11.61%	15.70%
Adjusted ROAE (annualized)	13.20	13.14	13.19	11.86	13.39

Calculation of adjusted PTPP ROAA and adjusted PTPP ROAE:
Adjusted PTPP earnings	$42,103	$39,905	$30,377	$26,205	$25,258
Divided by number of days in the quarter	92	92	91	90	92
Multiplied by the number of days in the year	365	365	365	365	365
Adjusted PTPP earnings, annualized	167,039	158,319	121,842	106,276	100,208

Divided by total average assets	9,530,543	9,202,421	7,944,720	8,045,246	7,559,570
Adjusted PTPP ROAA(annualized)	1.75%	1.72%	1.53%	1.32%	1.33%

Divided by total average stockholders' equity	$913,850	$938,752	$667,323	$722,504	$715,614
Adjusted PTPP ROAE (annualized)	18.28%	16.86%	18.26%	14.71%	14.00%

Calculation of tangible book value per common share and adjusted tangible book value per common share:
Total common stockholders’ equity	$949,943	$907,024	$646,373	$676,865	$730,211
Less: goodwill	128,679	136,793	34,153	34,153	34,368
Less: other intangible assets, net	49,829	52,384	15,900	16,425	16,962
Tangible common equity	771,435	717,847	596,320	626,287	678,881
Less: accumulated other comprehensive (loss) income	(159,875)	(175,233)	(115,979)	(65,890)	5,729
Adjusted tangible common equity	931,310	893,080	712,299	692,177	673,152
Divided by common shares outstanding at the end of the period	30,746,600	30,661,734	23,807,677	23,748,748	23,746,502
Book value per common share	$30.90	$29.58	$27.15	$28.50	$30.75
Tangible book value per common share	25.09	23.41	25.05	26.37	28.59
Adjusted tangible book value per common share	30.29	29.13	29.92	29.15	28.35

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and For the Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

	(Dollars in thousands, except per share amounts, unaudited)
Calculation of ROATCE and adjusted ROATCE:
Net income	$29,478	$16,243	$21,311	$20,683	$28,322
Divided by number of days in the quarter	92	92	91	90	92
Multiplied by number of days in the year	365	365	365	365	365
Annualized net income	$116,951	$64,442	$85,478	$83,881	$112,364

Adjusted net income	30,409	31,087	21,949	21,134	24,155
Divided by number of days in the quarter	92	92	91	90	92
Multiplied by number of days in the year	365	365	365	365	365
Annualized adjusted net income	$120,644	$123,334	$88,037	$85,710	$95,832

Total average common stockholders’ equity	913,850	938,752	667,323	722,504	715,614
Less: average goodwill	131,302	95,696	34,153	34,366	26,824
Less: average other intangible assets, net	51,495	40,918	16,242	16,775	3,172
Average tangible common equity	731,053	802,138	616,928	671,363	685,618

ROATCE	16.00%	8.03%	13.86%	12.49%	16.39%
Adjusted ROATCE	16.50	15.38	14.27	12.77	13.98

Calculation of core efficiency ratio:
Total noninterest expense	$57,254	$56,241	$44,150	$42,774	$40,346
Less: insurance and mortgage noninterest expense	8,031	8,479	8,397	8,626	6,580
Less: merger-related expenses	1,179	3,614	807	571	—
Adjusted total noninterest expense	48,044	44,148	34,946	33,577	33,766

Net interest income	84,749	78,523	59,504	52,502	54,180
Less: insurance and mortgage net interest income	1,376	1,208	1,082	875	946
Add: Total noninterest income	13,429	13,723	14,216	15,906	16,701
Less: insurance and mortgage noninterest income	6,255	4,737	8,047	10,552	5,683
Less: gain on fair value of the Lincoln Agency	—	—	—	—	5,213
Less: gain on sale of securities, net	—	1,664	—	—	75
Adjusted total revenue	90,547	84,637	64,591	56,981	58,964

Efficiency ratio	58.32%	60.97%	59.89%	62.53%	56.92%
Core efficiency ratio	53.06	52.16	54.10	58.93	57.27

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	Year Ended December 31,
	2022	2021

	(Dollars in thousands, except per share amounts, unaudited)
Calculation of adjusted net income:
Net interest income after provision for credit losses	$250,587	$227,017
Add: CECL provision for non-PCD loans	14,890	—
Adjusted net interest income after provision for credit losses	265,477	227,017

Total noninterest income	57,274	62,193
Less: GNMA MSR impairment	(1,950)	—
Less: gain on sales of securities, net	1,664	1,748
Less: Gain on fair value of the Lincoln Agency	—	5,213
Adjusted total noninterest income	57,560	55,232

Total noninterest expense	200,419	156,779
Less: merger-related expense	6,171	—
Adjusted total noninterest expense	194,248	156,779

Income tax expense	19,727	23,885
Add: income tax expense on adjustment items	4,483	(1,462)
Adjusted income tax expense	24,210	22,423

Net Income	$87,715	$108,546
Adjusted net income	$104,579	$103,047

Calculation of adjusted PTPP earnings:
Provision for credit losses	$24,691	$(10,765)
Less: CECL provision for non-PCD loans	14,890	—
Adjusted provision for credit losses	$9,801	$(10,765)

Adjusted net income	$104,579	$103,047
Plus: adjusted provision for credit losses	9,801	(10,765)
Plus: adjusted income tax expense	24,210	22,423
Adjusted PTPP earnings	$138,590	$114,705

Calculation of adjusted dilutive EPS:
Numerator:
Adjusted net income	$104,579	$103,047
Denominator:
Weighted average diluted common shares outstanding	26,760,592	23,608,586
Diluted earnings per share	$3.28	$4.60
Adjusted diluted earnings per share	3.91	4.36

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	Year Ended December 31,
	2022	2021

	(Dollars in thousands, except per share amounts, unaudited)
Calculation of adjusted ROAA and adjusted ROAE:
Adjusted net income	$104,579	$103,047
Divided by total average assets	8,686,231	7,470,927
ROAA	1.01%	1.45%
Adjusted ROAA	1.20	1.38

Divided by total average stockholders' equity	$811,483	$687,648
ROAE	10.81%	15.79%
Adjusted ROAE	12.89	14.99

Calculation of adjusted PTPP ROAA and adjusted PTPP ROAE:
Adjusted PTPP Earnings	$138,590	$114,705
Divided by total average assets	8,686,231	7,470,927
Adjusted PTPP ROAA	1.60%	1.54%

Divided by total average stockholders' equity	$811,483	$687,648
Adjusted PTPP ROAE	17.08%	16.68%

Calculation of tangible book value per common share and adjusted tangible book value per common share:
Total common stockholders' equity	$949,943	$730,211
Less: goodwill	128,679	34,368
Less: other intangible assets, net	49,829	16,962
Tangible Common Equity	771,435	678,881
Less: accumulated other comprehensive income (loss)	(159,875)	5,729
Adjusted Tangible Common Equity	931,310	673,152
Divided by common shares outstanding at the end of the period	30,746,600	23,746,502
Book value per common share	$30.90	$30.75
Tangible book value per common share	25.09	28.59
Adjusted tangible book value per common share	30.29	28.35

Calculation of ROATCE and adjusted ROATCE:
Net income	$87,715	$108,546
Adjusted net income	104,579	103,047

Total average common stockholders’ equity	811,483	687,648
Less: average goodwill	74,205	26,762
Less: average other intangible assets, net	31,479	3,363
Average tangible common equity	705,799	657,523

ROATCE	12.43%	16.51%
Adjusted ROATCE	14.82	15.67

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	Year Ended December 31,
	2022	2021

	(Dollars in thousands, except per share amounts, unaudited)
Calculation of core efficiency ratio:
Total noninterest expense	$200,419	$156,779
Less: insurance and mortgage noninterest expense	33,533	27,484
Less: merger-related expenses	6,171	—
Less: FHLB early termination fee	—	1,613
Adjusted total expense	160,715	127,682

Net interest income	275,278	216,252
Less: insurance and mortgage net interest income	4,541	3,975
Add: Total noninterest income	57,274	62,193
Less: insurance and mortgage noninterest income	29,591	26,025
Less: gain on fair value of the Lincoln Agency	—	5,213
Less: gain on sale of securities, net	1,664	1,748
Adjusted total revenue	296,756	241,484

Efficiency ratio	60.27%	56.31%
Core efficiency ratio	54.16	52.87